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FOR IMMEDIATE RELEASE                               Contact: Peter E. Simonsen
                                                             Janet Belsky
                                                             978-922-2100


                     BEVERLY NATIONAL CORPORATION ANNOUNCES
                             SECOND QUARTER EARNINGS

Beverly, Massachusetts, July 18, 2002 - Lawrence M. Smith, President and Chief Executive Officer of Beverly National Corporation and its subsidiary, Beverly National Bank, announced today that Beverly National Corporation reported profits of $954,872 for the six-month period which ended June 30, 2002, as compared to $1,343,211, during the same time period in 2001. The Corporation has experienced tighter interest margins due to the interest rate environment, as interest-bearing assets have re-priced faster than our low cost deposits. In addition, the acceleration of a one-time retirement cost has been expensed.

Smith further reported that the Board of Directors approved a dividend of $.20 per share to all shareholders of record July 23, 2002, which was payable July 30, 2002.

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, Massachusetts, and operates full-service branch offices in downtown Beverly, Cummings Center - Beverly, North Beverly, Hamilton, Manchester-by-the-Sea and Topsfield. The Bank offers a full array of consumer products and services including full electronic banking, financial planning, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the U.S. The Bank's deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.

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                          Beverly National Corporation
                               Earnings Per Share

Year-to-Date
                                       June 30, 2002      June 30, 2001
                                        -----------        ----------

    Net income                          $  954,872         $1,343,211
                                        ==========         ==========
    Basic shares outstanding             1,695,923          1,676,577
                                        ==========         ==========
         Earnings per share-Basic            $0.56              $0.80
                                        ==========         ==========
    Diluted shares outstanding           1,791,846          1,795,335
                                        ==========         ==========
         Earnings per share-Diluted     $     0.53         $     0.75
                                        ==========         ==========


Second Quarter-to-Date

    Net income                          $  422,214         $  648,303
                                        ==========         ==========
    Basic shares outstanding             1,754,638          1,719,951
                                        ==========         ==========
         Earnings per share-Basic            $0.24              $0.38
                                        ==========         ==========
    Diluted shares outstanding           1,844,525          1,841,658
                                        ==========         ==========
         Earnings per share-Diluted     $     0.23         $     0.35
                                        ==========         ==========




                                                                   July 18, 2002